                                                                    EXHIBIT 12.1
                                                                     PAGE 1 OF 1

                            THE DERBY BICYCLE GROUP
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                    (IN MILLIONS, EXCEPT RATIO AMOUNTS)

                                         FISCAL YEAR                    SIX MONTHS ENDED
                         ------------------------------------------- -----------------------
                                                                                  PRO FORMA
                                                          PRO FORMA   JUNE 28,    JUNE 28,
                            1993     1994 1995 1996 1997    1997        1998        1998
                         ----------- ---- ---- ---- ---- ----------- ----------- -----------
                         (UNAUDITED)                     (UNAUDITED) (UNAUDITED) (UNAUDITED)
Income from operations
 before income taxes....    17.8     11.9 23.5 23.5 23.4    10.3        10.0        11.2
Add
 Fixed charges..........    12.3     12.7 11.6 10.1  9.7    22.1         7.3        12.5
 Capitalized interest...     --       --   --   --   --      --          --          --
 Amortization of
  capitalized interest..     --       --   --   --   --      --          --          --
 Net losses related to
  certain 50% or less
  owned affiliate.......     --       --   --   --   --      --          --          --
 Minority interest in
  consolidated
  affiliates............     1.1      1.0  0.1  --   --      --          --          --
                            ----     ---- ---- ---- ----    ----        ----        ----
Adjusted earnings.......    31.2     25.6 35.2 33.6 33.1    32.4        17.3        23.7
                            ====     ==== ==== ==== ====    ====        ====        ====
Fixed charges:
 Interest on debt and
  capitalized leases....    10.5     10.5  9.4  8.0  7.5    19.4         5.9        10.9
 Amortization of debt
  financing.............     0.1      0.5  0.5  0.5  0.6     1.1         0.4         0.6
 Portion of rents repre-
  sentative of the in-
  terest factor.........     1.7      1.7  1.7  1.6  1.6     1.6         1.0         1.0
 Debt service guarantee
  interest expense of
  unconsolidated
  affiliates............     --       --   --   --   --      --          --          --
                            ----     ---- ---- ---- ----    ----        ----        ----
Total fixed charges.....    12.3     12.7 11.6 10.1  9.7    22.1         7.3        12.5
                            ====     ==== ==== ==== ====    ====        ====        ====
Ratio of earnings to
 fixed charges..........     2.5      2.0  3.0  3.3  3.4     1.5         2.4         1.9
                            ====     ==== ==== ==== ====    ====        ====        ====
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